Exhibit 10.1

C L I F F O R D C H A N C E	CLIFFORD CHANCE LLP
BARCLAYS PLC
AND
UPPER CHANCE GROUP LIMITED
AND
CHINA DEVELOPMENT BANK

FIRST SUBSCRIPTION AGREEMENT

THIS FIRST SUBSCRIPTION AGREEMENT is made on 23 July 2007 between:
(1)	BARCLAYS PLC, a company registered in England and Wales with number 00048839 whose registered office is at 1 Churchill Place London E14 5HP (“Barclays”);
(2)	UPPER CHANCE GROUP LIMITED, a company registered in the Hong Kong Special Administrative Region of the People’s Republic of China with company number 1147187 whose registered office is at Suites 3307-3308, 33/F, One International Financial Centre, No. 1 Harbour View Street, Central, Hong Kong (the “Investor”); and
(3)	CHINA DEVELOPMENT BANK, a state-owned policy-oriented financial institution with legal person status established by, and under the direct supervision of, the State Council of the People’s Republic of China in 1994, whose principal office is at 29 Fuchengmenwai Street, Xicheng District, Beijing 100037 People’s Republic of China (“CDB”).
INTRODUCTION:
(A)	Barclays proposes, on the terms and subject to the conditions set out in this Agreement, to allot and issue the Subscription Shares to the Investor and the Investor proposes, also on the terms and subject to the conditions set out in this Agreement, to subscribe for the Subscription Shares.
(B)	The Subscription is to be made outside the United States within the meaning of and pursuant to Regulation S.
(C)	The Investor wishes to make the Subscription with a view to holding a long-term interest in Barclays as a strategic investor.
(D)	CDB has agreed pursuant to, and subject to the terms and conditions of, this Agreement to provide comfort in relation to certain of the obligations of the Investor under this Agreement.
(E)	Application will be made to the FSA and to the Exchange for Admission, and the Subscription shall be conditional upon Admission taking place.
NOW IT IS AGREED AS FOLLOWS:
1.	DEFINITIONS

Expressions set out in Schedule 3 shall, where used in this Agreement (including the Recitals) have the respective meanings given therein. The rules of interpretation set out in Schedule 3 shall apply in the interpretation of this Agreement.

2.	WARRANT SUBSCRIPTION

2.1	The Investor hereby agrees to purchase the Warrants at the Warrant Subscription Price on the date falling three Euronext Trading Days after the First Offer Closing Date and to pay the amount referred to in Clause 7.1 to Barclays upon and subject to the terms of this Agreement.

2.2	Barclays undertakes to and agrees with the Investor that it will issue the Warrants, and shall deliver to the Investor a duly executed Warrant Certificate on the date falling three Euronext Trading Days after the First Closing Date in accordance with the directions of the Investor and Clause 8.

3.	CONDITIONS

The obligations of the Investor under Clause 4 are conditional upon Admission taking place not later than 8.00 a.m. on the Subscription Date, or such later date as Barclays and the Investor may agree in writing.

4.	SHARE SUBSCRIPTION

4.1	The Investor hereby agrees to subscribe for all the Subscription Shares at the Subscription Price and to pay the amount referred to in Clause 7.2 to Barclays upon and subject to the terms of this Agreement.

4.2	Barclays undertakes to and agrees with the Investor that it will, conditional on Admission, allot the Subscription Shares credited as fully paid in accordance with the directions of the Investor and Clause 8.

5.	OBLIGATIONS OF CDB

CDB undertakes that it will procure that the Investor performs its obligations under Clauses 2.1 and 4.1 and, in the event that the Investor fails to make any payment referred to in Clause 7 in accordance with its obligations under this Agreement, CDB shall perform such obligations of the Investor. The obligations of CDB under this Clause 5 will not be affected by any waiver or other indulgence which Barclays affords to the Investor.

6.	DELIVERY OF DOCUMENTS

6.1	Barclays shall procure to be delivered to the Investor immediately upon execution of this Agreement:
6.1.1	a certified copy of the resolutions of the Directors (or a duly authorised committee thereof) in the agreed form approving, inter alia,
(a)	the execution by Barclays of this Agreement;

(b)	the execution by Barclays of the Conditional Investment Agreement;

(c)	the execution by Barclays Bank PLC of the Strategic Partnership Memorandum;

(d)	the signing on behalf of Barclays of all requisite forms of application for Admission and documentation supporting such applications; and

(e)	in principle the issue of, and conditional allotment of, the Subscription Shares and the issue of the Warrants to the Investor (or as it so directs) in accordance with this Agreement;

6.1.2	duly executed counterparts of this Agreement, the Conditional Investment Agreement and the Strategic Partnership Memorandum; and

6.1.3	where relevant, a certified copy of the minutes of a meeting of the Directors (or the relevant extract thereof) at which any committee referred to in sub-Clause 6.1.1 was appointed.
6.2	Barclays shall procure to be delivered to the Investor not later than 9.00 a.m. on the Offer Business Day immediately preceding the Subscription Date a certified copy of the resolution of the Directors (or a duly authorised committee thereof) in the agreed form authorising the issue of, and allotting, conditional only on Admission, the Subscription Shares to the Investor (or as it so directs) as set out in this Agreement.
7.	CONSIDERATION

7.1	The consideration for the issue of the Warrants shall be the payment by the Investor of the Warrant Subscription Price.

7.2	The consideration for the allotment and issue of the Subscription Shares shall be the payment by the Investor of an amount equal to the product of:
7.2.1	the Subscription Price; and

7.2.2	the number of Subscription Shares.
7.3	Subject to Barclays complying with its obligations under:
7.3.1	Clauses 2.2 and 8 the Investor undertakes to pay the amount referred to in Clause 7.1 to Barclays on the date falling three Euronext Trading Days after the First Offer Closing Date,

7.3.2	Clauses 4.2, 6 and 8 and subject to Admission, the Investor undertakes to pay the amount referred to in Clause 7.2 to Barclays on the Subscription Date, less such sums as are due to the Investor under Clause 27.5 of this Agreement and Clause 18.5 of the Conditional Investment Agreement,
in each case in pounds sterling in immediately available funds to such account as previously notified in writing by Barclays to the Investor.

7.4	In the event that Barclays allots and issues (or agrees to allot and issue) Barclays Ordinary Shares for cash to any third party investor (a “Third Party Investor”) between the date of this Agreement and the Subscription Date at a subscription price per Barclays Ordinary Share which is lower than a price of £7.20 per share, the Subscription Price in respect of the Subscription Shares shall be reduced to the amount of the lowest subscription price per new Barclays Ordinary Share paid or to be payable by the Third Party Investor; provided that no account will be taken of the subscription price at which any Barclays Ordinary Shares:
(a)	are subscribed by any officer or employee of Barclays; or

(b)	are issued under any arrangements where the subscription monies paid pursuant to such arrangements for such Barclays Ordinary Shares do not exceed £250,000,000 in aggregate.
8.	PROVISIONS AS TO THE ALLOTMENT OF THE WARRANTS AND THE SUBSCRIPTION SHARES

8.1	The Warrants will be issued and registered in the name of the Investor or its nominee in accordance with the directions of the Investor, pursuant to this Agreement and the terms and conditions as set out in the Warrant Certificate.

8.2	The Subscription Shares will be allotted to the CREST Nominee, as nominee for the Investor in accordance with the directions of the Investor, pursuant to this Agreement, on terms that upon receipt of the subscription monies payable therefore pursuant to Clause 7, the Subscription Shares shall be credited as fully paid and shall rank pari passu in all respects with, and be identical to, the existing Barclays Ordinary Shares then in issue on the Subscription Date including the right to receive all dividends and distributions declared, made or paid in respect of such Barclays Ordinary Shares on or after the Subscription Date and shall be free from all liens, charges, encumbrances and third party rights of any kind.

9.	ADMISSION AND REGISTRATION

9.1	Prior to midday two business days (being any day which is not a Saturday, Sunday, Christmas Day, Good Friday or a bank holiday in the United Kingdom) before the Subscription Date, Barclays shall procure to be delivered to the FSA a duly completed application for the Subscription Shares to be admitted to the Official List in accordance with the Listing Rules and to be admitted to trading on the market for listed securities of the Exchange and shall use all reasonable endeavours to procure that Admission takes place on the Subscription Date.

9.2	Barclays shall procure that the Registrar will, without delay on the day of Admission, effect the registration of the nominee referred to in Clause 8, as the holder of the Subscription Shares and shall procure that the Subscription Shares are credited to the account or accounts in the CREST System as specified by the Investor (without charging any registration or administration fee). If in the reasonable opinion of Barclays it is impracticable for the Subscription Shares to be admitted to the CREST System, Barclays may issue the Subscription Shares in certificated form to the Investor (or to such nominee as it shall direct in writing).

10.	SHAREHOLDINGS AND DEALINGS

The Investor agrees promptly upon request from Barclays to provide to it such details of all its shareholdings and dealings in securities of Barclays and ABN AMRO as are referred to in Section 5.3.3 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) and are required to be publicly disclosed by such legislation (or confirm that there are no such holdings or dealings).

11.	WARRANTIES AND BARCLAYS UNDERTAKING

11.1	Barclays hereby represents and warrants to CDB and the Investor that each of the Warranties in Part A of Schedule 1 (Warranties) is true, accurate and not misleading as at the date hereof.

11.2	Each of CDB and the Investor hereby represents and warrants to Barclays that each of the Warranties in Part B of Schedule 1 (Warranties) is true, accurate and not misleading as at the date hereof in relation to it.

11.3	Each of the Warranties shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of the Warranties or any other terms of this Agreement.

11.4	Barclays acknowledges that the Investor and CDB are entering into this Agreement in reliance on each Warranty in Part A of Schedule 1 (Warranties). Each of CDB and the Investor acknowledges that Barclays is entering into this Agreement in reliance on each Warranty in Part B of Schedule 1 (Warranties).

11.5	The rights and remedies of the parties shall not be affected by the allotment and issue to the Investor of the Subscription Shares or the issue to the Investor of the Warrants pursuant to this Agreement.

11.6	Barclays will procure that the Draft Offer Press Announcement is released to an appropriate Regulatory Information Service on the date hereof and further undertakes not to make any material change in the terms of the Offer contained in the Draft Offer Press Announcement (which will include any change to the financial terms of the Offer) without the prior written consent of the Investor, such consent not to be unreasonably withheld or delayed. The parties agree that the withholding by the Investor of its consent to a material change in the terms of the Offer as a consequence of a change to the financial terms of the Offer would be reasonable.

12.	US SECURITIES LAWS

The provisions of Schedule 4 (US Securities Laws) shall apply to this Agreement and the Investor gives the undertakings and acknowledgements contained in that Schedule.

13.	STANDSTILL

13.1	Subject as provided in Clause 13.4, during:
13.1.1	the three-year period from the date hereof, in respect of Barclays Ordinary Shares and Barclays ADSs; and

13.1.2	the period from the date hereof until the earlier of the Final Offer Closing Date and the date on which it is publicly announced that the Offer has lapsed, terminated or been withdrawn, in respect of ABN AMRO Ordinary Shares and ABN AMRO ADSs, the Investor agrees and undertakes not to, directly or indirectly, either alone or in concert with another person or persons, without Barclays’ prior written consent:

13.1.3	acquire, or cause another person to acquire, any interest(s) in any Barclays Ordinary Shares, Barclays ADSs or any ABN AMRO Ordinary Shares or ABN AMRO ADSs;

13.1.4	enter into an agreement or arrangement (legally binding or not) or do or omit to do any act as a result of which the Investor or another person may acquire any interest(s) in any Barclays Ordinary Shares or Barclays ADSs or any ABN AMRO Ordinary Shares or ABN AMRO ADSs;

13.1.5	make, or cause another person to make, an offer for any Barclays Ordinary Shares, Barclays ADSs or ABN AMRO Ordinary Shares or ABN AMRO ADSs or enter into an agreement or arrangement (legally binding or not) or do or omit to do any act as a result of which the Investor or another person may become obliged (under The Takeover Code, the Bte 1995 or otherwise) to make an offer for any Barclays Ordinary Shares, Barclays ADSs or any ABN AMRO Ordinary Shares or ABN AMRO ADSs; or

13.1.6	announce, or cause another person to announce, an offer for any Barclays Ordinary Shares, Barclays ADSs or ABN AMRO Ordinary Shares or ABN AMRO ADSs or enter into an agreement or arrangement (legally binding or not) or do or omit to do any act as a result of which the Investor or another person may become obliged (under The Takeover Code, the Bte 1995 or otherwise) to announce an offer for any Barclays Ordinary Shares, Barclays ADSs or any ABN AMRO Ordinary Shares or ABN AMRO ADSs,
provided that the above undertaking will not apply in respect of (a) at any time, the subscription for the Subscription Shares or the Warrants (or the Barclays Ordinary Shares relating thereto) or the Barclays Ordinary Shares which are subscribed for pursuant to the Conditional Investment Agreement and (b) after the Final Offer Closing Date, in respect of transactions in respect of interests in Barclays Ordinary Shares in circumstances where the Investor or a CDB Group Member after that action would, in the aggregate, have an interest representing less than ten per cent. of (a) the outstanding issued ordinary share capital of Barclays or (b) the voting rights attaching to the outstanding issued share capital of Barclays.

13.2	For the purposes of this Clause 13:
13.2.1	“offer” means a general, partial, tender or other type of offer including, without limitation, an acquisition, takeover or merger transaction (however effected), reverse takeover, scheme of arrangement or other court scheme, offer by a parent company for shares in its subsidiary, share exchange or similar transaction;

13.2.2	“interest(s) in any Barclays Ordinary Shares or Barclays ADSs” and “interest(s) in any ABN AMRO Ordinary Shares or ABN AMRO ADSs” shall each be construed in accordance with the meaning of “interests in securities” given in The Takeover Code from time to time and for these purposes; and

13.2.3	“in concert” shall be construed in accordance with the meaning of “acting in concert” given in The Takeover Code from time to time (in respect of the Barclays Ordinary Shares) and in accordance with the meaning of “an agreement providing for a lasting joint policy in relation to the exercise of voting rights” in the Dutch Financial Supervision Act (Wet op het financieel toezicht) from time to time (in respect of ABN AMRO Ordinary Shares).
13.3	The Investor undertakes to ensure that each of its subsidiary undertakings and each of its directors, officers, employees and agents and those of its subsidiary undertakings complies with Clause 13.1.

13.4	Nothing in this Clause 13 shall preclude the acquisition of any interest in Barclays Ordinary Shares or Barclays ADSs or the taking of any other action otherwise prohibited by Clause 13.1:
13.4.1	as a result of taking up any rights granted in respect of a rights issue or other pre-emptive share offering by Barclays;

13.4.2	as a result of any subdivision and/or consolidation and/or other reorganisation of the ordinary share capital of Barclays;

13.4.3	as a result of any issue of Barclays Ordinary Shares by way of capitalisation of reserves (including where such Barclays Ordinary Shares are allotted in lieu of a cash dividend pursuant to the declaration of an Barclays interim or annual dividend);

13.4.4	pursuant to a subscription or under a vendor placing conducted by Barclays;

13.4.5	following an announcement by a third party of a firm intention to make an offer in relation to the Barclays Ordinary Shares; or

13.4.6	following the announcement of a proposal under which a third party will acquire a 30 per cent. or more interest in the issued Barclays ordinary share capital in issue at the time such announcement is made.
13.5	In the event of an unintentional breach by the Investor, CDB and/or any of their subsidiaries of this Clause 13, the Investor shall, or shall procure that its subsidiary shall, within one month from the date of becoming aware of the breach of Clause 13, cure such breach.

14.	FUTURE ISSUES OF SHARES

14.1	Subject to Clause 14.2, for so long as the Investor and/or any CDB Group Members, when taken together, hold the lesser of such number of Barclays Ordinary Shares as equals the number of Subscription Shares or three per cent. of Barclays issued ordinary share capital Barclays shall not allot or issue, or offer or agree to allot or issue any Barclays Ordinary Shares to:(i) any person if, as a result, that person would hold more Barclays Ordinary Shares than the Investor, CDB and the CDB Group Members together or (ii) any PRC Entity, other than in each case as a result of a pre-emptive share issue or with the prior written approval of the Investor.

14.2	This Clause 14 will not apply in respect of any allotment or issue or offer or agreement to allot or issue any new Barclays Ordinary Shares made by or on behalf of Barclays:
14.2.1	as consideration for the acquisition of assets, a company, partnership, body or other entity where such assets, company, partnership, body or other entity are situated or incorporated outside the People’s Republic of China (and do not have, directly or indirectly, substantial operations in the People’s Republic of China) or, where the assets, company, partnership, body or other entity or operations in the People’s Republic of China have a value of US $500,000,000 or less (or the equivalent in any other currency); or

14.2.2	through an underwriter, placing bank or other financial intermediary where such new Barclays Ordinary Shares are to be made available or distributed to the public or distributed to a range of institutional investors pursuant to a private placing which does not have as its intention, or result in, the introduction of any strategic long-term investor in Barclays or have as its intention the introduction of any PRC Entity as a shareholder in Barclays.
14.3	For the purposes of this Clause 14, “PRC Entity” means a company, partnership, body or other entity situated or incorporated inside the People’s Republic of China or having, directly or indirectly, substantial operations in the People’s Republic of China.

14.4	If at any time Barclays intends to allot or issue any Barclays Ordinary Shares for cash to any person or persons (a “Third Party”) which would have the result of diluting the Investor’s holding of Barclays Ordinary Shares to such a level that the Investor will lose its entitlement to require the appointment or reappointment of an Investor Director pursuant to the terms of this Agreement, then Barclays must:
14.4.1	consult with the Investor; and

14.4.2	at Barclays’ election, either:
(a)	provide the Investor with the opportunity to subscribe for such number of new Barclays Ordinary Shares, on the same terms as such shares are being offered to the Third Party, which would enable Investor to retain its right to appoint or reappoint an Investor Director; or

(b)	waive the shareholding limit which is set out in clause 16.2 so that the Investor is able to retain its entitlement to require the appointment or reappointment of an Investor Director at its new diluted shareholding level which results from the relevant issue to that Third Party.
15.	INVESTOR UNDERTAKING

15.1	Subject to Clause 15.2, the Investor undertakes that for as long as Clause 14 applies (as provided in Clause 14.1), neither it nor any CDB Group Member will, directly or indirectly, without the prior written consent of Barclays, acquire any interest in a major banking institution with global operations (an “International Bank”) where the Investor’s relationship with the International Bank also involves a significant mutual business collaboration of a nature similar to that provided for in the Strategic Partnership

Memorandum (whether or not the geographical extent of that collaboration is as significant as contemplated in the Strategic Partnership Memorandum). For the avoidance of doubt, the foregoing shall not restrict or prejudice the Investor’s ability to make one or more financial investments in an International Bank where there is no collaboration as aforesaid.

15.2	Clause 15.1 shall not apply to prevent the Investor from acquiring any interest in an International Bank situated or incorporated in the mainland of China, Hong Kong, Macao or Taiwan and which has a substantial majority of its entire business, assets and operations in such jurisdiction.

16.	BOARD REPRESENTATION

16.1	The provisions of this Clause 16 are conditional upon completion of the Subscription taking place in accordance with the provisions of this Agreement.

16.2	For so long as the Investor and/or any CDB Group Members, when taken together, hold the lesser of such number of Barclays Ordinary Shares as equals the number of Subscription Shares or three per cent. of Barclays’ issued ordinary share capital, the Investor shall (by notice given by the Investor to the company secretary of Barclays at the registered office of Barclays or by notice tabled at a meeting of the board of directors of Barclays from time to time) be entitled to require the appointment or reappointment of one non-executive director of Barclays (the “Investor Director”) or to require the removal of such Investor Director by Barclays as soon as reasonably practicable following receipt of such notice. Any appointment or reappointment of an Investor Director is subject to the person nominated by the Investor having experience and capability which is likely to be appropriate to membership of the board of directors of Barclays and having satisfied all regulatory requirements relating to such appointment. Subject to their fiduciary duties, the board of directors of Barclays shall recommend that the shareholders vote in favour of the election or re-election of the Investor Director at any general meeting at which the Investor Director stands for election or re-election pursuant to the articles of association of Barclays.

16.3	The Investor would normally expect to be supportive of the management of Barclays and the recommendations of the board of directors of Barclays, but reserves the right to direct its votes in whatever manner it deems is in its own interest. If the Investor intends to vote against a recommendation of the board of directors of Barclays then the Investor will give advance notice to Barclays and engage in a dialogue on the relevant issues prior to exercising or publicising their voting intentions.

16.4	In the event that the Investor ceases to be entitled under Clause 16.2 to require the appointment or reappointment of the Investor Director (or to remove such Investor Director), the Investor shall procure, in so far as it is legally able to do so, that the Investor Director resigns forthwith without seeking compensation for loss of office and waiving all claims that the Investor Director may have against Barclays in connection therewith. If the Investor Director refuses to resign, the Investor and Barclays shall use reasonable endeavours to ensure that the Investor Director is removed pursuant to a special notice and ordinary resolution of the shareholders under section 303 of the

Companies Act 1985 or by any other means permitted by Barclays’ articles of association, in each case as soon as reasonably practicable.

16.5	The Investor and Barclays acknowledge that where the Investor Director receives information in his or her capacity as a director regarding a business opportunity that may be of interest to the Barclays Group in his capacity as a director, he or she will not disclose that information for the purposes of any competing business interest. Subject thereto, the Investor Director may provide information relating to Barclays or the Barclays Group to the Investor or CDB subject to a duty of confidentiality and the Investor Director exercising appropriate discretion when providing such information and subject to such other limitations as are agreed between Barclays and the Investor in writing from time to time, save that in no circumstances will the Investor Director disclose to any person, including the Investor and CDB, any inside information (as defined in section 118C of FSM Act) or any relevant information that is not generally available (within the meaning of section 118(4) of FSM Act).

17.	CAPITAL REORGANISATIONS

17.1	If any Reorganisation takes place after the date of this Agreement but prior to the Subscription Date, the number of Subscription Shares and/or the Subscription Price payable therefor shall be adjusted to take account of any increase or decrease in the number of Barclays Ordinary Shares following such Reorganisation so as to ensure that the Investor is not prejudiced thereby and obtains the full economic and strategic benefit of this Agreement.

17.2	If following any Reorganisation, which takes place after the date of this Agreement but prior to the Subscription Date, the parties are unable to agree the appropriate adjustment to the number of Subscription Shares and/or the Subscription Price payable therefor, the parties shall appoint an internationally recognised firm of chartered accountants to determine the appropriate adjustment. If the parties fail to agree who to appoint as the accountant within 5 Business Days, either party may apply to the President for the time being of the Institute of Chartered Accountants in England and Wales to appoint the accountant. The accountant shall act as an expert and not as an arbitrator. The accountant’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

18.	NOTICES

18.1	Any notice in writing to be given under this Agreement may be served by sending it by hand, facsimile transmission, prepaid recorded delivery (or air mail if overseas):
18.1.1	if to Barclays, to its registered office for the time being or facsimile number +44 (0)1452 638 316 and +44 (0)1452 638 349 (for the attention of The Group Secretary, Barclays Corporate Secretariat); or

18.1.2	if to CDB, to its address on the face hereof or facsimile number +86 10 68306541 (for the attention of Mr Di Weiping, with a copy to the Investor); or

18.1.3	if to the Investor, to its registered office for the time being or facsimile number +86 10 68306541 (for the attention of Mr Di Weiping, with a copy to CDB).

18.2	Any notice referred to in Clause 18.1 shall be deemed to have been received:
18.2.1	if delivered by hand, on the day of delivery and in proving service it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee; or

18.2.2	if sent by prepaid recorded delivery, two Business Days after posting exclusive of the day of posting (or five Business Days in the case of posting to an address outside the country of posting); or

18.2.3	if sent by air mail, five Business Days after posting exclusive of the day of posting and, in proving service, it shall be necessary only to prove a communication was contained in an envelope which was duly addressed and posted in accordance with this Clause; or

18.2.4	if sent by fax, two hours following despatch provided that any notice despatched by fax after 5.00 p.m. (at the place of receipt) on any day shall be deemed to have been received at 9.00 a.m. on the next Business Day.
19.	ANNOUNCEMENTS

19.1	Save for the Draft Offer Press Announcement (which will be released in the form contained in Schedule 2), no press conference, public announcement or press release in relation to this Agreement shall take place or be issued during the period from and including the date of this Agreement to the date which is one month after the earlier of the public announcement that the Offer has lapsed or been withdrawn and the Final Offer Closing Date without the prior written consent of Barclays and CDB, such consent not to be unreasonably withheld or delayed, provided that nothing in this Clause 19.1 shall prevent or otherwise delay:
19.1.1	the making of any announcement by Barclays which is required to be made in order to comply with any applicable law or regulation or the rules of any market or authority to which Barclays is subject or submits, including the Listing Rules and the Disclosure and Transparency Rules, in which event Barclays shall consult with the CDB prior to taking any such action to the extent reasonably practicable; or

19.1.2	Barclays from holding, making or publishing any press conference, public announcement or press release in connection with the Offer; or

19.1.3	the publication by Barclays (or on its behalf) of any offer document or shareholder circular in connection with the Offer; or

19.1.4	CDB making an announcement pursuant to Clause 19.2.
19.2	CDB undertakes on the date hereof to make a formal public statement by way of a press release in the agreed form of its support for the Offer.

20.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

21.	GOVERNING LAW

21.1	This Agreement shall be governed by and construed in all respects in accordance with English law.

21.2	All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of the arbitration shall be Paris, France. The language of the arbitration shall be English.

21.3	This Agreement shall be binding upon each of the parties hereto and its assigns, successors in title or legal personal representatives as the case may be.

21.4	Each of CDB and the Investor irrevocably agrees that should any legal action, arbitration or other proceeding arising out of this Agreement (“Legal Proceedings”) be taken in any jurisdiction against it or its assets, no immunity (to the extent that it may at any time exist, on the grounds of sovereignty) from those proceedings shall be claimed by it or on its behalf or with respect to its assets, and the Investor hereby irrevocably waives any such immunity which it or any of its assets now has or may acquire in the future in any jurisdiction. The waiver of immunities referred to in this Clause constitutes only a limited and specific waiver for the purposes of this Agreement and under no circumstances shall it be interpreted as a general waiver by CDB and the Investor or a waiver with respect to proceedings unrelated to this Agreement.

21.5	Each of CDB and the Investor agrees that the documents which start any Legal Proceedings and any other documents required to be served in relation to those Legal Proceedings may be served on it by being delivered to Norose Notices Limited at 3 More London Riverside, London SE1 2AQ or, if different, its registered office for the time being or at any address of CDB or the Investor in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985. If such person is not or ceases to be effectively appointed to accept service of process on behalf of CDB or the Investor, CDB or the Investor (acting together) shall, on the written demand of Barclays addressed and delivered to CDB or the Investor appoint a further person in England to accept service of process on its behalf and, failing such appointment within 15 days, Barclays shall be entitled to appoint such a person by written notice addressed to CDB or the Investor and delivered to CDB or the Investor. Nothing in this Clause shall affect the right of Barclays to serve process in any other manner permitted by law.

22.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when executed shall constitute an original, but all of which shall together constitute one and the same instrument.

23.	ASSIGNMENT

23.1	Subject to Clause 23.2, no party may assign, or purport to assign: (i) this Agreement; (ii) all or any of their respective rights or obligations arising under or out of this Agreement; or (iii) the benefit of all or any of the other parties’ obligations under this Agreement without the consent of the other party, subject as set out below. If the Investor sells or disposes of Barclays Ordinary Shares to a CDB Group Member or to another body corporate or partnership which is Controlled by, or under Common Control, directly or indirectly with, the Investor then the Investor shall be entitled to enter into such an assignment provided that such transferee shall enter into an agreement with Barclays in form and substance reasonably satisfactory to Barclays, under which such transferee agrees to be bound by the terms of the undertakings of the Investor set out in this Agreement in respect of the Barclays Ordinary Shares so transferred or to be transferred (and Barclays agrees to continue to be bound by the undertakings given by it pursuant to this Agreement notwithstanding such transfer).

23.2	Notwithstanding Clause 23.1, the Investor shall not be entitled, without obtaining Barclays’ prior written consent, to assign (i) this Agreement; (ii) all or any of their respective rights or obligations arising under or out of this Agreement; or (iii) the benefit of all or any of the other parties’ obligations under this Agreement to any entity, which includes for the avoidance of doubt such body corporates and partnerships referred to in the proviso to Clause 23.1, if a substantial shareholder or investor in such entity is an International Bank or significant competitor of Barclays or to any entity in respect of which an International Bank or significant competitor of Barclays has the right to appoint a nominee or representative to its board or supervisory or governing body.

24.	ENTIRE AGREEMENT

24.1	This Agreement together with the other Transaction Agreements constitutes the whole agreement and understanding between the parties in relation to the Subscription. All previous agreements, understandings, undertakings, representations, warranties and arrangements of any nature whatsoever between the parties or any of them with any bearing on the Subscription are superseded and extinguished (and all rights and liabilities arising by reason of them, whether accrued or not at the date of this Agreement, are cancelled) to the extent they have such a bearing.

24.2	Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

25.	FURTHER ASSURANCE

Each party shall, from time to time on the request of the other party, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the requesting party which the requesting party may reasonably consider necessary for giving full effect to this Agreement and securing to it the full benefit of the rights, powers and remedies conferred upon it in this Agreement.

26.	VARIATION

No variation of this Agreement shall be binding on any party hereto unless and to the extent that the same is recorded in a written document executed by such party.

27.	MISCELLANEOUS

27.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:
27.1.1	affect that right, power or remedy; or

27.1.2	operate as a waiver of it.
27.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

27.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

27.4	The provisions of Clause 13 shall cease to have force and effect in the event that Admission has not occurred prior to 31 August 2007.

27.5	Subject to the subscription by the Investor of the Subscription Shares, Barclays undertakes to pay on the Subscription Date to the Investor a fee of £7,296,000 (plus any applicable value added tax).
AS WITNESS the hands of the parties hereto or their duly authorised representatives the day and year first above written.

SCHEDULE 1
Warranties
Part A
1.	Barclays

Barclays is duly incorporated and validly existing under the laws of its country of incorporation.

2.	Compliance and Capacity

(A)	Barclays has power under its memorandum and articles of association and relevant members’ resolutions to create, allot and issue the Subscription Shares and to effect the Subscription in the manner proposed, to create and issue the Warrants and to enter into and perform the Transaction Agreements without any further sanction or consent by members of Barclays or any class of them and there are no consents or third party approvals, authorisations or orders required by Barclays for the issue of the Subscription Shares or the Warrants and to effect the Subscription which have not been or will not prior to the Admission have been obtained.

(B)	The entering into and performance of these Transaction Agreements and the issue of the Subscription Shares and the Warrants will comply with all agreements to which any member of the Barclays Group is a party or by which it or any of them or any of their respective properties or assets is bound and which is material to the Subscription. The Transaction Agreements have been duly authorised, executed and delivered by Barclays and constitute valid and legally binding agreements of Barclays.

(C)	So far as the board of directors of Barclays is aware (having sought advice they considered appropriate for their own purposes and, in relation to the laws of the United States, on the basis that neither CDB nor the Investor controls any person or entity that owns a bank or has a branch of a bank in the United States) and save for the Regulatory Notifications there are no regulatory authorisations, permissions, approvals or notifications required to be sought or made by CDB or the Investor from or to any banking or other financial services regulatory authority before, after or at the time of the issue and allotment of the Subscription Shares by Barclays and in relation thereto in any jurisdiction where any regulated entity which is a member of the Barclays Group or a member of the ABN AMRO Group of companies is incorporated or operates through a branch.

(D)	Save as publicly disclosed, no litigation, arbitration or administrative proceedings are presently current or pending or, to the knowledge of Barclays, threatened which would or might have a material adverse effect on the Barclays Group taken as a whole or on the ability of Barclays to perform its obligations under this Agreement.

3.	Subscription Shares and Warrants

(A)	Prior to being delivered by Barclays to the Investor (or as it directs) in accordance with the provisions of this Agreement, the Subscription Shares will be properly and validly allotted and issued and will be fully paid or credited as fully paid (assuming Admission and receipt of the subscription proceeds therefore from the Investor pursuant to Clause 7) and will on issue be free of all claims, liens, charges, encumbrances and equities (including, without limitation, pre-emptive rights) and will rank pari passu in all respects with, and be identical to, the existing Barclays Ordinary Shares in issue on the Subscription Date and will rank in full for all dividends and distributions declared, made or paid on the Barclays Ordinary Shares after the date of the issue of the Subscription Shares.
(B)	Prior to being delivered by Barclays to the Investor (or as it directs) in accordance with the provisions of this Agreement, the Warrants will be properly and validly issued.

(C)	The record date for the interim dividend in respect of the six-month period ended 30 June 2007 will be 17 August 2007.

4.	Information

(A)	So far as the board of directors and senior management of Barclays are aware, any information or documentation relating to Barclays which Barclays has provided to the Investor and which the Investor has relied upon when deciding to enter into the Transaction Agreements is accurate in all material respects and is not misleading in any material respect, save that no warranty is given in respect of any information to the extent that such information is out of date or has been superseded and that fact either is apparent from the face of the information or has been communicated to the Investor. For the avoidance of doubt, the parties agree that Barclays is under no obligation to make specific enquiry as to the accuracy of such information.

(B)	So far as the board of directors and senior management of Barclays are aware, all information relating to the Barclays Group, which Barclays is required to publish in order to comply with the requirements of the Listing Rules and the Disclosure and Transparency Rules, has been published.

5.	Share Capital

(A)	The authorised share capital of Barclays is £2,500 million divided into 9,996 million ordinary shares of 25 pence each and 1 million staff shares of £1 each and the issued ordinary share capital of Barclays is £1,636,219,476.50, divided into 6,544,877,906 Ordinary Shares of 25 pence each, all of which are fully paid or credited as fully paid.

(B)	No person other than the Investor has or will have any interest of any kind, whether by any way of option, right to acquire, right of pre-emption, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Subscription Shares or the Warrants, save for any of the same which may be created by the Investor or with its written consent.

(C)	The existing Barclays Ordinary Shares are participating securities in and have not been suspended from CREST.

(D)	The creation, issue and allotment of the Subscription Shares and the Warrants will comply with:

(1)	the Memorandum and Articles of Association of Barclays and all applicable laws and regulations in England and Wales including, without limitation, the Listing Rules, the Prospectus Rules, the Disclosure and Transparency Rules and the requirements of the Exchange, the Companies Act, and the FSM Act; and

(2)	all agreements to which any member of the Barclays Group is a party, to the extent it is material in the context of the Subscription or Admission.
(E)	Save as:
(1)	set out herein and in the Conditional Investment Agreement;

(2)	contemplated in the Draft Offer Press Announcement; or

(3)	otherwise publicly disclosed,
Barclays is not party to any agreement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of any new Barclays Ordinary Shares.

6.	Accounts

The consolidated accounts of Barclays as at and for the year ended 31 December 2006:
(1)	give a true and fair view of the state of affairs of the Barclays Group as at the end of the relevant financial period and of the results and cashflows of the Barclays Group for such period; and

(2)	have been prepared in accordance with International Financial Reporting Standards and have been prepared in accordance with the Companies Act and all relevant Financial Reporting Standards and Statements of Standard Accounting Practice.

Part B
1.	CDB and the Investor

The Investor is duly incorporated and validly existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China. The Investor is a wholly owned subsidiary of CDB. CDB is duly established and is validly existing under the laws of the People’s Republic of China.

2.	Compliance and Capacity

(A)	Each of Investor and CDB has power under its constitutional documents and, save for approval of the State Administration of Foreign Exchange (which will be obtained on or prior to Admission), has obtained all necessary authorities (including, without limitation) all relevant members’ resolutions to subscribe (in the case of the Investor) and pay for the Subscription Shares in the manner proposed (in case of the Investor) and to enter into and perform the Transaction Agreements to which they are a party and there are no governmental or regulatory consents or other third party approvals, authorisations or orders required to subscribe (in the case of the Investor) and pay for the Subscription Shares (in case of the Investor) in the manner proposed and to enter into and perform the Transaction Agreements to which they are a party which have not been or will not prior to the Admission have been obtained.

(B)	The entering into and performance of the Transaction Agreements and the subscription of and payment for the Subscription Shares will comply with all agreements to which any member of the Investor Group is a party or by which it or any of them or any of their respective properties or assets is bound and which is material to the Subscription. The Transaction Agreements have been duly authorised, executed and delivered by it and constitute valid and legally binding agreements of it.

3.	Available funds

It has funds available to it to pay the subscription amount referred to in Clause 7 as and when due.

4.	Shareholdings and dealings

It has disclosed details of all its, and its affiliates, current direct and indirect shareholdings of any ABN AMRO securities or any related securities and of any Barclays securities or any related securities and any purchases or arrangements to purchase any such securities between 23 April 2007 and the date hereof. For the purposes of this paragraph, terms shall have the meaning given to them in Rule 14e-5 of the Exchange Act.

5.	Nominee or Agent

The Investor is not and is not acting as a nominee or agent for, and the Subscription Shares will not be allotted to, a person who is or may be liable to stamp duty or stamp duty reserve tax under any of sections 67, 70, 93 and 96 of the Finance Act 1986 (depositary receipts and clearance services).

SCHEDULE 2
Draft Offer Press Announcement

SCHEDULE 3
Definitions and interpretations
1.	DEFINITIONS

In this Agreement (including the Recitals), the following expressions shall have the respective meanings set out below:

“ABN AMRO” means ABN AMRO Holding N.V;

“ABN AMRO ADSs” means American Depositary Receipts, each representing one ABN AMRO Ordinary Share;

“ABN AMRO Group” means ABN AMRO Holding N.V, its subsidiaries and its affiliated companies;

“ABN AMRO Ordinary Shares” means the issued and outstanding ordinary shares in the capital of ABN AMRO with a nominal value of EUR 0.56 each;

“Accounting Standards Board” means the accounting standards issuing body in the UK;

“Admission” means admission by the FSA of the Subscription Shares to the Official List in accordance with the Listing Rules and the admission of the Subscription Shares to trading on the market for listed securities of the Exchange in accordance with the Admission and Disclosure Standards;

“Admission and Disclosure Standards” means the current edition of the Admission and Disclosure Standards of the Exchange;

“Barclays ADSs” means the American Depositary Shares of Barclays, each representing four Barclays Ordinary Shares (including, if the context requires, the New Barclays ADSs);

“Barclays Group” means Barclays, its subsidiaries and its affiliated companies;

“Barclays Ordinary Shares” means ordinary shares of 25 pence each in the capital of Barclays (including, if the context requires, the New Barclays Ordinary Shares);

“Bte 1995” means the Dutch Securities Market Supervision Decree 1995 (Besluit toezicht effectenverkeer 1995), as amended or replaced from time to time;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are generally open in The Netherlands, the People’s Republic of China, the United Kingdom and the United States for normal business;

“Cash Consideration” means the cash consideration to be made available to holders of ABN AMRO Ordinary Shares who validly accept the Offer;

“CDB Group Member” means:

(i)	CDB or any person in which the Investor or CDB or any person under paragraph (ii) owns 75 per cent. or more of the ordinary voting shares; and

(ii)	any person which, directly or indirectly, is controlled by the Investor or CDB;
provided that it shall not include any person in which CDB is not interested indirectly in (A) more than 50 per cent. of the issued ordinary voting shares of that person or (B) more than 50 per cent. of the voting power or rights to appoint and/or remove all or such of the board of directors or other governing body of that person as are able to cast a majority of the votes capable of being cast by the members of that board or body or (C) more than 50 per cent. of the voting rights exercisable at general meetings of that person;

“Companies Act” means the Companies Act 1985 and, to the extent in force, the Companies Act 2006, as applicable;

“Conditional Investment Agreement” means the agreement to be entered into on the same date as this Agreement between Barclays, the Investor, CDB and JPMorgan Cazenove Limited pursuant to which the Investor will subscribe for Barclays Ordinary Shares and will make cash payments in part settlement of the Cash Consideration;

“Control” means:
(a)	the power, whether directly or indirectly, and whether by the ownership of share capital, the possession of voting power, contract or otherwise to appoint and/or remove all or such of the board of directors or other governing body of a person as are able to cast a majority of the votes capable of being cast by the members of that board or body, or otherwise to control or have the power to control the policies and affairs of that person; and/or

(b)	the holding and/or ownership of the beneficial interests in and/or the ability to exercise the voting rights applicable to shares or other securities in any person which confer in aggregate on the holders whether directly or by means of holding such interest in one or more other persons, whether directly or indirectly, more than fifty per cent. of the voting rights exercisable at general meetings of that person, and “controlled by” shall be construed accordingly and “Common Control” means the circumstances where two or more persons are controlled by the same person or a CDB Group Member;

“CREST” means the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations);

“CRESTCo” means Euroclear UK & Ireland Limited;

“CREST Nominee” means JPMorgan Cazenove Limited, or such other person as the Investor may notify to Barclays in writing prior to the Subscription Date;

“Director” means a director of Barclays at the date of this Agreement and “Directors” means all those directors;

“Disclosure and Transparency Rules” means the disclosure and transparency rules made by the FSA under Part VI of the FSM Act;

“Draft Offer Press Announcement” means the draft press release to be released on the date hereof setting out the proposed terms of the Offer as set out in Schedule 2;

“Euronext Trading Day” means a day on which Euronext Amsterdam N.V. is open for trading;

“Exchange” means London Stock Exchange plc;

“Exchange Act” means the United States Securities Exchange Act of 1934 (as amended);

“Final Offer Closing Date” means the closing date in respect of any statutory squeeze-out procedure employed by Barclays under the Dutch Civil Code or any other squeeze-out procedure permitted by applicable law in respect of ABN AMRO’s shares or any instruments by which ABN AMRO’s shares may be substituted as a result of any post-Offer restructuring steps;

“Financial Reporting Standards” means the accounting standards issued by the International Accounting Boards;

“First Offer Closing Date” means the date on which the Offer is declared unconditional;

“FSA” means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSM Act and in the exercise of its functions in respect of the admission of securities to the Official List otherwise than in accordance with Part VI of the FSM Act;

“FSM Act” means the Financial Services and Markets Act 2000 (as amended);

“International Accounting Standards Boards” means an independent, privately-funded accounting standard setter based in London which aims to harmonise accounting principles used for financial reporting around the world;

“International Bank” has the meaning given to it in Clause 15.1;

“International Financial Reporting Standards” means the accounting standards issued by the International Accounting Standards Board from 1 April 2001, to be adopted on an international basis;

“Investor Director” has the meaning given to it in Clause 16.2;

“Investor Group” means the Investor, its subsidiaries and the CDB Group Members;

“Legal Proceedings” has the meaning given to it by Clause 21.4;

“Listing Rules” shall have the meaning given to that term in section 73A(2) FSM Act;

“New Barclays ADSs” means the Barclays ADSs to be offered pursuant to the Offer;

“New Barclays Ordinary Shares” means Barclays Ordinary Shares to be offered pursuant to the Offer;

“Offer” means the recommended revised offer by Barclays for the whole of the issued share capital of ABN AMRO to be announced on the date hereof and to be contained in an offer memorandum containing the information required under article 9(i) and 9(n) of the Dutch Securities Market Supervision Decree 1995;

“Offer Business Day” means a day (other than a Saturday or a Sunday) on which banks are generally open in The Netherlands, the United Kingdom and the United States for normal business;

“Official List” means the Official List maintained by the FSA in accordance with section 74(1) of the FSM Act for the purposes of Part VI of the FSM Act;

“Registrar” means Barclays UK registrars, The Registrar to Barclays PLC, The Causeway, Worthing, West Sussex BN99 6DA;

“Regulation M” means Regulation M of the Exchange Act;

“Regulation S” means Regulation S under the Securities Act;

“Regulations” means the Uncertificated Securities Regulations 2001 (SI 2001/3755);

“Regulatory Notifications” means notifications to the competent regulatory authorities in Angola and Portugal in relation to the acquisition by CDB and the Investor of the Subscription Shares or of an indirect interest in regulated entities incorporated in those jurisdictions which are members of the Barclays Group or the ABN AMRO Group of companies as a result of the issue and allotment of the Subscription Shares;

“Regulatory Information Service” has the meaning given to it in the Listing Rules;

“Reorganisation” means in relation to Barclays, any issue by way of capitalisation of profits or reserves or by way of rights and any consolidation or sub-division or reduction of capital or capital dividend or other reconstruction or adjustment relating to the equity share capital (or any shares, stock or securities derived therefrom) and any other amalgamation, arrangement, reconstruction or compromise affecting the share capital (or any shares, stock or securities derived therefrom) but excluding any share buyback;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Statements of Standard Accounting Practice” means a set of statements setting out standard accounting practice in relation to certain issues, issued by the Accounting Standards Board;

“Strategic Partnership Memorandum” means the Memorandum of Understanding on Strategic Co-operation dated the date hereof between Barclays Bank PLC and CDB;

“Subscription” means the subscription of the Subscription Shares by the Investor on the terms and subject to the conditions set out in this Agreement;

“Subscription Date” means 14 August 2007 or such later date as the parties may agree;

“Subscription Price” means £7.20 per Barclays Ordinary Share or a revised subscription price per Barclays Ordinary Share determined in accordance with clause 7.4;

“Subscription Shares” means 201,388,889 new Barclays Ordinary Shares to be allotted and issued to the Investor pursuant to this Agreement;

“The Takeover Code” means the City Code on Takeovers and Mergers;

“Transaction Agreements” means this Agreement, the Strategic Partnership Memorandum and the Conditional Investment Agreement;

“UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland;

“United States” or “US” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“Warrants” means warrants giving the right to the holder thereof to exercise such warrant into 60,897,436 new Barclays Ordinary Shares in the agreed form;

“Warrant Certificate” means a certificate duly executed by Barclays evidencing the issue to the Investor of the Warrants in respect of 60,897,436 new Barclays Ordinary Shares;

“Warrant Instrument” means the instrument in the agreed terms constituting the Warrants;

“Warrant Subscription Price” means £1.00 for the Warrants being the aggregate consideration for all of the Warrants to be issued hereunder; and

“Warranty” means a representation and warranty contained in Schedule 1 and “Warranties” means all those representations and warranties.

2.	INTERPRETATION

2.1	In this Agreement:
2.1.1	references to Recitals, Clauses and Schedules are to recitals and clauses of, and schedules to, this Agreement;

2.1.2	references to a “person” shall be construed so as to include any individual, firm, company, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

2.1.3	references to any gender shall include the other genders where applicable;

2.1.4	headings are included for convenience only and shall be disregarded in construing this Agreement;

2.1.5	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

2.1.6	references to “material”, unless otherwise stated, shall mean material in the context of the Subscription and “materially” will be construed accordingly;

2.1.7	the expressions “company”, “holding company”, “subsidiary” and “subsidiary undertaking” shall have the same meanings as in the Companies Act 1985 (as amended);

2.1.8	references to a document being in “agreed form” mean in the form of the draft or proof thereof signed or initialled for the purpose of identification by Clifford Chance LLP (on behalf of Barclays) and Norton Rose (on behalf of CDB and the Investor) with such alterations (if any) as may subsequently be agreed by or on behalf of Barclays, CDB and the Investor; and

2.1.9	references to times of day are to London time, unless stated to be otherwise.

SCHEDULE 4
US Securities Laws
1.	The Investor acknowledges and agrees that none of the Subscription Shares have been, nor will be, registered under the Securities Act and, that for so long as the Subscription Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, none may be offered, sold or pledged or otherwise transferred except in an offshore transaction in accordance with the applicable requirements of Regulation S under the Securities Act or pursuant to another applicable exemption from registration under the Securities Act, and in each case in accordance with any applicable securities laws of any state of the United States. The Investor understands that no representation has been made as to the availability of any exemption under the Securities Act for the reoffer, resale, pledge or transfer of the Subscription Shares.

2.	The Investor:
(a)	represents and warrants that it is not a US person nor is it acting on a non-discretionary basis for a US person;

(b)	confirms that that it has not offered or sold and that it will not offer or sell any Subscription Shares within the United States except in accordance with Rule 903 or 904 of Regulation S under the Securities Act;

(c)	undertakes that neither it, its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to any Subscription Shares; and

(d)	agrees not to deposit the Subscription Shares into any unrestricted depositary facility maintained by any depositary bank unless and until such time as the Subscription Shares are no longer “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.
3.	Terms used in paragraphs 1 and 2 have the meanings given to them by Regulation S under the Securities Act.

4.	The Investor acknowledges that it, its Affiliates, or any persons acting on its or their behalf may be deemed to be a “covered person”, as defined in Rule 14e-5 under the Exchange Act. Until the expiration of the Final Offer Closing Date, the Investor undertakes that, to the extent that any of the foregoing is deemed to be a covered person, neither it, its Affiliates, nor any persons acting on its or their behalf will purchase or arrange to purchase, directly or indirectly, ABN AMRO Ordinary Shares, ABN AMRO ADSs or any “related securities” (as defined in Rule 14e-5 under the Exchange Act) except in accordance with Rule 14e-5 under the Exchange Act and the terms of the exemptive relief granted by the US Securities and Exchange Commission with respect thereto set forth in the letter from James A. Brigagliano, Associate Director, Division of Market Regulation, to George H. White and Margaret E. Tahyar, dated 24 April 2007.

5.	The Investor acknowledges that it, its Affiliates, or any persons acting on its or their behalf may be deemed to be a “distribution participant” or an “affiliated purchaser” of

Barclays (each as defined in Rule 100 of Regulation M) with respect to the Offer. To the extent that any of the foregoing is deemed to be a distribution participant or an affiliated purchaser, until the expiration of the Offer, the Investor undertakes that neither it, its Affiliates, nor any persons acting on its or their behalf will bid for or purchase, or attempt to induce any person to bid or purchase, directly or indirectly, ABN AMRO Ordinary Shares, ABN AMRO ADSs or any “reference securities” (as defined in Rule 100 of Regulation M), except in accordance with Rule 101 of Regulation M, in the event that the Investor is deemed to be a “distribution participant”, or Rule 102 of Regulation M, in the event that the Investor is deemed to be an “affiliated purchaser” of Barclays, subject to the terms of any exemptive relief which may be granted by the US Securities and Exchange Commission with respect thereto.
6.	For the purposes of paragraphs 4 to 6 the term “Affiliate” shall have the meaning given to it by Rule 12b-2 under the Exchange Act.

7.	The Investor acknowledges that Barclays will rely upon the truth and accuracy of the foregoing representations, warranties and agreements and agrees that, if any of the representations, warranties and agreements made in connection with its subscription of Subscription Shares is no longer accurate, the Investor shall promptly notify Barclays.

8.	The Investor acknowledges that:

8.1	Barclays is a foreign issuer; and

8.2	Barclays will not engage in any directed selling efforts with respect to the Subscription Shares and has not made and will not make any offers or sales of securities and has not made and will not make any offers to buy any securities and has not negotiated and will not negotiate in respect of any securities under circumstances that would require registration of the Subscription Shares under the Securities Act.

This Agreement is hereby EXECUTED by the parties:

SIGNED by	)
)
for and on behalf of	)
BARCLAYS PLC	)

SIGNED by	)
)
for and on behalf of	)
UPPER CHANCE GROUP LIMITED	)

SIGNED by	)
)
for and on behalf of	)
CHINA DEVELOPMENT BANK	)